Exhibit 10.4

                           STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made this 26th day of July 2005 by D. George Stathakis, an individual ("Buyer"), and Ramtron
International Corporation, a Delaware corporation ("Seller").

                                  RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Mushkin, Inc., a Colorado corporation (the "Company"), for the consideration and on the terms set forth in this Agreement;

WHEREAS, Seller is the owner of all of the Shares of the Company;

WHEREAS, Buyer has held the position of Vice President and General Manager of the Company since March 2005 and prior to such time was primarily responsible for operating the Company as a consultant for approximately two years; and

WHEREAS, due to Buyer's relationships with the Company, Buyer has significant knowledge and experience with respect to the Company.

                               AGREEMENT

NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement, the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

                            ARTICLE 1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

"Account Receivable Amount" means Seven Hundred Eighty Eight Thousand Four Hundred Seventy Six dollars and no/100 (U.S. $788,476.00);

"Breach" shall be deemed to have occurred of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

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"Buyer" shall have the meaning set forth in the first paragraph of this
Agreement.

"Closing" shall have the meaning set forth in Article 2.3.
"Closing Date" shall mean the date and time as of which the Closing actually takes place.

"Company" shall have the meaning set forth in the Recitals of this Agreement.

"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

     (a)  the sale of the Shares by Seller to Buyer;

     (b)  the execution, delivery, and performance of the Promissory Note;

     (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

     (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages" shall have the meaning set forth in Article 5.2.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Fraud" means any intentional false or bad faith representation of a matter of fact by a party hereto or any director, officer, employee or agent of such Party, whether by word or conduct, by false or misleading allegations, or by concealment of that which should have been disclosed, which deceives and is intended to deceive the defrauded party so that such party will act upon it to its legal injury.

"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

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"Governmental Body" means any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b)  federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d)  multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is:

     (a)  actually aware of such fact or other matter; or

     (b) with respect to the Seller, the actual knowledge of Seller's directors and officers, not including the Buyer.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Organizational Documents" means (a) the Articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and,(c) any amendment to any of the foregoing.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

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"Promissory Note" shall have the meaning set forth in Article 2.2(c).

"Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller" shall have the meaning set forth in the first paragraph of this Agreement.

"Shares" shall have the meaning set forth in the Recitals of this Agreement.

"Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax" means any county, state, federal or foreign net or gross income, receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, consumption, capital, large corporations, goods and services, workers compensation, ad valorem, withholding, production, health, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, assets, environmental (including under Section 59A of the Code), customs duty, real property, real property gains, personal property, capital stock, social security, unemployment, pension, disability, payroll, license, employee or other withholding or other tax, assessment, fee, levy or other governmental charge of any kind whatever, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

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               ARTICLE 2.  SALE AND TRANSFER OF SHARES; CLOSING

2.1  SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2  PURCHASE PRICE

The total purchase price (the "Purchase Price") for the Shares, determined based on financial statements of the Company compiled July 15, 2005, will be One Million Eight Hundred Ten Thousand Nine Hundred and Sixteen Dollars (U.S. $1,810,916.00). The Purchase Price shall be paid to Seller as follows:

     (a) Eight Hundred Twenty Two Thousand Four Hundred and Forty Dollars (U.S. $822,440.00) ("Cash Portion of the Purchase Price") in immediately available funds as of the Closing Date which funds shall be immediately withdrawn by Seller from the Company's Operating Account at the Wells Fargo Bank, N.A., Denver, Colorado (the "Account");

     (b) an assignment by the Company to the Seller of all of the Company's right, title and interest in the Account Receivable Amount, and authorization by the Company for the Seller to withdraw certain funds from the Account pursuant to the terms of the Accounts Receivable Agreement;

     (c) execution and delivery by the Company to the Seller of the $100,000 Promissory Note payable to Seller; and

     (d)  $100,000.00 paid by Buyer to Seller in good funds at Closing.

2.3  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller's counsel at Moye White LLP, 16 Market Square, 6th Floor, 1400 16th Street, Denver, CO 80202, on July 26, 2005 at 10:00 a.m. (local time).

2.4  CLOSING OBLIGATIONS

At the Closing:

     (a)  Seller will deliver to Buyer:

          (i) on or before 5 days after Closing, Seller shall deliver signed certificates representing the Shares to Buyer;

         (ii) letters of resignations from each of the Company's directors and officers effective upon the Closing (or effective upon execution of the Shares by an officer or director executing such Shares), except that Seller shall not be required to cause the termination of employment of D. George Stathakis,

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               Vice President and General Manager, and Susan Falk, Division
               Manager, it being the desire of the Buyer to retain the employment of such individuals after Closing.

        (iii) Request for Consent to Assignment of Lease which shall be mutually executed by Seller, Buyer and the Company, and subsequently presented by the Company to the Landlord thereunder seeking the Landlord's consent to such assignment.

         (iv)  Certificate of Good Standing for Ramtron International
               Corporation;
          (v)  Certificate of Good Standing for Mushkin, Inc.

         (vi) To the extent available to Seller prior to Closing, and if not available at Closing, Seller will use its best efforts after closing to obtain Certificates of Authority for states within the United States in which Mushkin, Inc. has been authorized to do business;

        (vii)  Organizational documents for Mushkin, Inc.

     (b)  Seller shall be authorized to immediately withdraw:

          (i) the Cash Portion of the Purchase Price as set forth in paragraph 2.2(a) of this Agreement; and

         (ii) pursuant to the terms of the Account Receivable Agreement, certain monies held in the Account.

     (c)  Buyer, as an individual, shall:

          (i)  execute and deliver this Agreement to Seller; and

         (ii)  deliver $100,000 in good funds to Seller;

     (d) Buyer, as the sole owner of the Shares received from the Seller herein and on behalf of the Company, acknowledges and approves of all of the Company's obligations set forth in this Agreement, and shall cause the Company at Closing to deliver to the Seller the fully authorized and properly executed:

          (i)  Promissory Note; and

         (ii)  Account Receivable Agreement.

               ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

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3.1  ORGANIZATION AND GOOD STANDING

     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. To the best of its knowledge, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2  AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the any certificates or other required closing documents (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

     (b) Except as known by the Buyer or as previously disclosed by the Seller to the Buyer, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or
               (B) any resolution adopted by the board of directors or the stockholders of the Company;

         (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject; or

        (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company.

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To the Seller's and Buyer's knowledge, neither the Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except with respect to obtaining the Consent to: i) this transaction from Silicon Valley Bank ("SVB"), 4410 Arapahoe Ave. Boulder, CO 80303 (which may necessitate a release of any lien granted by Seller in favor of SVB in which event Seller shall obtain such Consent and/or release from SVB) ; and, ii) assignment of the Standard Office Lease (the "Lease") between the Company, as a subsidiary of Seller, and Tremont Place, LLC for the premises located at Suite 400, 333 West Colfax Street, Denver, Colorado 80202. With respect to SVB and/or the Lease, Seller, Buyer and the Company shall cooperate after Closing to obtain the necessary Consents and/or releases contemplated herein.

3.3  CAPITALIZATION

The authorized equity securities of the Company consist of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. Except for the transfer limitation ledger describing that the Shares are not registered under the Securities Act, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

3.4  NO SUBSIDIARIES

The Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

3.5  BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Company, all of which have been previously made available to Buyer, and to which Buyer has been fully aware in his capacity as a consultant and/or officer operating the Company, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6  TITLE TO PROPERTIES; ENCUMBRANCES

The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company.

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3.7  TAXES

     (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company.

     (b) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

3.8  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

To Seller's Knowledge, Seller has conducted and is conducting the Company's business in compliance with all applicable Legal Requirements of all Governmental Bodies. To Seller's Knowledge, neither the real or personal properties owned, leased, operated or occupied by the Company, nor the use, operation or maintenance thereof, (i) violates any Legal Requirements of any Governmental Body, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

3.9  LEGAL PROCEEDINGS; ORDERS

     (a)  There is no pending Proceeding:

          (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

         (ii) challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and
(2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.10  CONTRACTS; NO DEFAULTS

Seller has provided Buyer with access to all contracts under which the Company is providing services (collectively, the "Service Contracts"). To Seller's Knowledge each of the Service Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms.

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3.11  EMPLOYEES

No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller' Knowledge, no director, officer, or other key employee of the Company (other than: William
W. Staunton, Greg B. Jones, Eric Balzer, Gery E. Richards and Ian Kile) intends to terminate his employment with the Company.

Notwithstanding anything in this Agreement to the contrary, Seller, Buyer and the Company acknowledge the March 4, 2005 letter agreement (the "Letter Agreement") between D. George Stathakis and the Company concerning employment with the Company. In consideration of the covenants set forth herein, the Parties agree that the Letter Agreement shall be deemed null and void effective upon Closing and the parties to the Letter Agreement shall be relieved of and hereby release each other from and against any and all rights, obligations and liabilities associated with such Letter Agreement.

3.12  INTELLECTUAL PROPERTY

Seller has provided Buyer with access to all of the Company's patents, patent applications, trademarks, trade names, or trademark or trade name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). All of the Company's Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. The Company has not licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person. Notwithstanding the foregoing, to the extent Seller has pledged any Proprietary Rights or other rights to SVB (See, Paragraph 3.2(b)), then Seller shall cause any lien created by such pledge to be terminated and/or released. Buyer acknowledges the existence of two patent applications (Serial #10/904,980 {Memory Heatsink, filed December 8, 2004} and Serial #29/216,013 {Memory Card Heatsink filed October 28, 2004}) that were originally filed by D. George Stathakis and subsequently assigned by Mr. Stathakis to the Company.

3.13  DISCLOSURE

     (a) No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

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     (b)  There is no fact known to Seller that has specific application to
          Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement.

3.14  BROKERS OR FINDERS

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, other than the representation of Seller by Unterberg & Associates ("Unterberg"). Seller shall pay any fee due Unterberg that may arise out of the transaction contemplated by this Agreement.

             ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1  ORGANIZATION AND GOOD STANDING

Buyer is an individual.

4.2  AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Note and any other required closing documents (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)  any Legal Requirement or Order to which Buyer may be subject;
               or

         (ii) any Contract to which Buyer is a party or by which Buyer may be bound.

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Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. To Buyer's knowledge, the following parties have entered into agreements with the Company which give rise to rights and obligations of the Company to which the Buyer has knowledge:

     Tiger Direct
     ABS
     Monarch
     PC Club
     Best Buy
     Fry's Electronics
     Ingram Micro
     Microcenter

4.3  INVESTMENT INTENT

Buyer is acquiring the Shares for his own account and not with a view to their distribution within the meaning of Article 2(11) of the Securities Act.

4.4  CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5  BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                   ARTICLE 5.  INDEMNIFICATION; REMEDIES

5.1  SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

5.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

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     (a)  any Breach of any representation or warranty made by Seller in this
          Agreement, or any other certificate or document delivered by Seller pursuant to this Agreement; provided, that Buyer due to Buyer's history with the Company had no Knowledge at or prior to Closing that such representation or warranty was in fact inaccurate or false and failed to inform the Seller of such inaccuracy or false nature of the representation or warranty; or

     (b) any Breach by Seller of any covenant or obligation of the Seller in this Agreement.

The remedies provided in this Article 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

5.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or (c) any liability, obligation or warranty of the Company that exists as of July 15, 2005, regardless of when such liability, obligation or warranty was made or incurred by the Company.

5.4  TIME LIMITATIONS

Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with unless on or before July 14, 2006 Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with unless on or before July 14, 2006 Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

5.5  LIMITATIONS ON AMOUNT--SELLER

Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Article 5.2 until the total of all Damages exceeds Five Thousand Dollars ($5,000). Seller's aggregate liability for any and all Damages shall not exceed the amount of Fifty Thousand Dollars ($50,000). Notwithstanding the limitations of indemnification set forth in the immediately preceding sentence, the parties agree that nothing herein limits any potential remedies of the Buyer or any of its affiliates arising under applicable state and federal common laws with respect to Fraud committed by Seller, the Company or any director, officer, employee or agent of the Company.

                                    Page-13

5.6  LIMITATIONS ON AMOUNT--BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Article 5.3 until the total of all Damages exceeds Five Thousand Dollars ($5,000), and in no event shall Buyer be liable for total Damages greater than Fifty Thousand Dollars ($50,000). Notwithstanding the limitations of indemnification set forth in the immediately preceding sentence, the parties agree that nothing herein limits any potential remedies of the Seller or any of its affiliates arising under applicable state and federal common laws with respect to Fraud committed by Buyer or any director, officer, employee or agent of Buyer.

5.7  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

     (a) Promptly after receipt by an indemnified party under Article 5.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Article, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in this Article is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 5.7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any

                                    Page-14
          violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

5.8  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                     ARTICLE 6.  GENERAL PROVISIONS

6.1  EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

                                    Page-15

6.2  PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller determines. Unless consented to by Seller in advance or required by Legal Requirements, prior to any public announcement, Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

6.3  CONFIDENTIALITY

Buyer and Seller will maintain in confidence, and will cause the directors, officers, manager, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

6.4  NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:

                Ramtron International Corporation
                1850 Ramtron Drive
                Colorado Springs, CO 80921
Attention       William Staunton, III CEO
Facsimile No.   (719) 481-9170


With a copy to: Moye White LLP
                1400 16th Street, 6th Floor
                Denver, Colorado 80202

Attention:      John R. Benitez
Facsimile No.   (303) 292-4510

                                    Page-16

Buyer:

                333 West Colfax Street
                Denver, Colorado 80202
Attention       D. George Stathakis
Facsimile No.

With a copy to: L. Frank Bergner, Jr., Esq.
                Bergner & Associates, PC
                390 S. Potomac Way # E
                Aurora, CO  80012

Attention:      L. Frank Bergner, Jr., Esq.
Facsimile No.   303-367-1982

6.5  JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado, County of El Paso, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

6.6  FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.7  WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                                    Page-17

6.8  ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the non-binding Letter of Intent between Buyer and Seller) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

6.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

6.10  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.11  ARTICLE HEADINGS, CONSTRUCTION

The headings of Articles in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" refer to the corresponding Article or Articles of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

6.12  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

6.13  GOVERNING LAW

This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

                                    Page-18

6.14  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.15  ATTORNEY'S FEES:

Should any claim or action be initiated by any Party to this Agreement, then the prevailing party to such claim or action shall be entitled to collect its attorney's fees and costs pertaining to any such action or claim.

6.16  EMPLOYEE BENEFIT PLANS

Buyer, through his employment with the Company and as a long-term consultant to the Seller and/or the Company, is aware and has become knowledgeable to the extent to form an understanding sufficient for Buyer to proceed to Closing concerning the benefit plans for the Company and its employees (the "Benefit Plans"). The Benefit Plans, include but are not limited to the Ramtron Stock Option Plan, the Ramtron 401(k) Plan, group insurance (including health/medical, dental, life insurance, disability insurance, vision, and dental) non-qualified deferred compensation, or other similar fringe benefit plans, and all other employee benefit funds or programs (whether or not within the meaning of Section 3(3) of ERISA) covering employees or former employees of Seller (collectively, the "Plans"). Buyer prior to Closing has had access to all Plan documents and related documents.

With respect to each Plan, Buyer and Seller, to the best of their respective knowledge, understand and/or acknowledge that:

     (a) No Plan is a Multiemployer Plan, and no Plan is subject to the provisions of Title IV of ERISA.

     (b) No Plan is maintained in connection with any trust described in Code Section 501(c)(9).

     (c)  There have been no prohibited transactions with respect to any Plan.

     (d) No "Fiduciary" (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan.

     (e) The Company has not ever maintained nor contributed, nor has it ever been required to contribute, to any Plan providing health or medical benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

     (f) Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all legal requirements that are applicable to such plans, including but not limited to ERISA, the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

                                    Page-19

     (g) Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Plan has made or will make the Company, or any officer or director of the Company, subject to any liability under Title I of ERISA or any liability for any tax under Code Section 4972 or Code Sections 4975 through 4980B, inclusive. No condition exists that would prevent the Company from amending or terminating any Plan.

     (h) Effective as of Closing, or after closing upon approval by Seller's Board of Directors, the Company will no longer be a participating employer in any of the Seller's Plans, and Seller will have no obligation to provide continuing coverage under any of the Seller's Plans, including but not limited to the Ramtron International Corporation 401(k) Plan, the health plan, the dental plan, vision plan, 1995 Stock Option Plan, 1999 Stock Option Plan, disability plan, life insurance plan, or cancer insurance plan. To the extent Buyer desires to continue insurance coverage under the Seller's Plans relating to health and/or dental insurance for the Company's employees, Seller will use its best efforts to, but can not and does not guarantee, the continuation of any such coverage up to and after August 1, 2005. Buyer acknowledges that it shall be Buyer's and/or the Company's responsibility to apply for, obtain, secure and maintain any and all insurance relating to the Company and its employees. Buyer and the Company hereby release Seller, its officers, directors, shareholders, employees, agents, and attorneys and shall hold them harmless from and against any claim from any Company employee, and/or any third party, associated with or directly or indirectly related to the facilitation of, and/or assisting to provide, continuation of any insurance for the benefit of the Company and/or its employees on or after the Closing Date.

          (i) Buyer recognizes that the Company will terminate participation in the Seller's Plans, effective as of the Closing, and has obtained replacement health and dental coverage for the benefit of its employees. The Buyer agrees that, as of the Closing, Seller shall have no further obligation to provide any benefits under any of the Seller's Plans, including but not limited to the Ramtron International Corporation 401(k) Plan, the health plan, the dental plan, vision plan, 1995 Stock Option Plan, 1999 Stock Option Plan, disability plan, life insurance plan, or cancer insurance plan.

                                    Page-20

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

D. GEORGE STATHAKIS,
An Individual

/s/ D. George Stathakis
---------------------------
By:  D. George Stathakis


RAMTRON INTERNATIONAL CORPORATION,
a Delaware corporation

/s/  Greg B. Jones
-----------------------------
By:  Greg B. Jones
Title:  President - Technology Group


STATE OF COLORADO       )
                        )  ss.
COUNTY OF DENVER        )

The foregoing instrument was acknowledged before me this 26th day of July, 2005, by D. George Stathakis as an individual.

Witness my hand and official seal.

My commission
expires:  10-18-05                         /s/  Martha J. Hale
                                           -------------------
                                           Martha J. Hale
                                           Notary Public

                                           1400 16th Street, 6th Floor
                                           Denver, CO  80202
                                           ---------------------------
                                                    Address

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